Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

1. Petrohawk Operating Company	Texas

2. P-H Energy, LLC	Texas

3. Red River Field Services, L.L.C.	Oklahoma

4. Petrohawk Holdings, LLC	Delaware

5. Petrohawk Properties, LP	Texas